Filed pursuant to Rule 424(b)(3)

Registration No. 333-260998

Prospectus Supplement No. 8 Dated July 29, 2022

(To Prospectus Dated November 12, 2021)

2,400,000 Shares of Common Stock issuable upon exercise of the Warrants

This prospectus supplement No. 8 supplements the prospectus of BT Brands, Inc. (the “Company,” “we,” “us,” or “our”) dated November 12, 2021, filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, as supplemented by prospectus supplement No. 1 dated November 17, 2021, prospectus supplement No. 2 dated November 19, 2021, prospectus supplement No. 3 dated March 11, 2022, prospectus supplement No. 4 dated March 21, 2022, prospectus supplement No. 5 dated May 20, 2022, prospectus supplement No. 6 dated May 21, 2022, and prospectus supplement No. 7 dated June 10, 2022 (collectively, the “Prospectus”). Pursuant to the Prospectus, this prospectus supplement relates to the continuous offering of 2,400,000 shares of common stock underlying the warrants sold in our initial public offering.

This prospectus supplement incorporates into our Prospectus the information contained in our attached Current Report on Form 8-K/A, which we filed with the SEC on July 27, 2022.

This prospectus supplement should be read in conjunction with the Prospectus, which is required to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock and the warrants are traded on The NASDAQ Capital Market under the symbols “BTBD,” and “BTBDW,” respectively.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 29, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2022

BT BRANDS, INC.
(Exact name of registrant as specified in its charter)

Wyoming	000-56113	91-1495764
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 West Main Avenue, Suite 2D, West Fargo, ND	58078
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 277-0080

_______________________________________________

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BTBD	Nasdaq Capital Market
Warrants	BTBDW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01. Completion of Acquisition or Deposition of Assets.

Completion of acquisition of assets of Keegan’s Seafood Grille, Inc.

On March 2, 2022, BT Brands, Inc. (“we,” “us” or the “Company”) announced that it had completed the acquisition of substantially all of the assets of Keegan’s Seafood Grille, Inc., a dine-in restaurant offering a variety of traditional fresh seafood items for lunch and dinner and a selection of beer and wine, that has served customers in the Clearwater and St. Petersburg, Florida markets for over 35 years.

We are filing this Current Report on Form 8-K/A to furnish audited financial statements of Keegan’s Seafood Grille, Inc. for the year ended December 31, 2021. Because of the effects of COVID-19 restrictions during 2021, including a closing of indoor dining during a portion of the period covered, and the receipt of one-time Payroll Protection Loans which were converted to grants, we do not believe the historic financial statements included are indicative of either the historic or the future performance of the acquired business."

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The following audited financial statements of Keegan’s Seafood Grille, Inc. are filed with this Report as Exhibit 99.1:

•	Independent Public Accounting Firm’s Report as of the year ended December 31, 2021.

•	Balance Sheet as of December 31, 2021.

•	Statement of Income and Retained Earnings for the year ended December 31, 2021.

•	Statement of Cash Flows for the year ended December 31, 2021.

•	Notes to Financial Statements.

(b)	Exhibits

Exhibit No.	Exhibit
23.1	Consent of Independent Registered Public Accounting Firm.
99.1	Financial Statements of Keegan’s Seafood Grille, Inc. for the year ended December 31, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BT BRANDS, INC.

Dated: July 27, 2022	By:	/s/ Gary Copperud
Gary Copperud
Chief Executive Officer

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